Exhibit 5.4

SUZANNE C. ODOM
Direct: (505) 986-2659
Email: sco@montand.com
Reply To: Santa Fe Office www.montand.com

June 14, 2013

Western Refining, Inc.

123 West Mills Avenue, Suite 200

El Paso, Texas 79901

Re:	Registration Statement on Form S-4 Relating to $350,000,000 Aggregate Principal Amount of 6.25% Senior Notes

Ladies and Gentlemen:

We have acted as special New Mexico counsel to each of the entities listed on Schedule A attached hereto, each a New Mexico corporation (collectively, the “New Mexico Guarantors”), in connection with that certain registration statement on Form S-4 (the “Registration Statement”) filed by Western Refining, Inc., a Delaware corporation (the “Company”), and certain subsidiaries of the Company, including the New Mexico Guarantors, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of the Company’s 6.25% Senior Notes due 2021 (the “Exchange Notes”) and the guarantees as to the payment of principal and interest on the Exchange Notes (the “Exchange Note Guarantees”) by each of the entities listed in the Registration Statement as Guarantors (the “Guarantors”). Pursuant to the prospectus forming a part of the Registration Statement (the “Prospectus”), the Company is offering to exchange in the exchange offer (the “Exchange Offer”) up to $350,000,000 aggregate principal amount of Exchange Notes for a like principal amount of its outstanding 6.25% Senior Notes due 2021 (the “Old Notes”), which have not been registered under the Act, and to exchange the Exchange Note Guarantees for the existing guarantees as to the payment of principal and interest on the Old Notes by the Guarantors. The Exchange Notes and the Exchange Note Guarantees will be registered under the Act as set forth in the Registration Statement and will be issued pursuant to the provisions of an Indenture, dated as of March 25, 2013 (as amended and supplemented, the “Indenture”), among the Company, as issuer, the Guarantors (including the New Mexico Guarantors) and U.S. Bank National Association, as trustee (the “Trustee”).

Western Refining, Inc.

June 14, 2013

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. This opinion letter is limited to the matters expressly stated herein, and no opinions are to be inferred or may be implied beyond the opinions expressly so stated.

In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

1.	The Indenture, including the form of the Exchange Note Guarantees (collectively, the “Note Indenture”);

2.	A specimen form of the Exchange Notes;

3.	The certificate of formation of each of the New Mexico Guarantors, as presently in effect;

4.	The Bylaws of the applicable New Mexico Guarantors, as presently in effect; and

5.	Certain resolutions adopted by the board of directors or shareholders, as applicable, of the applicable New Mexico Guarantors relating to the Exchange Offer, the Registration Statement and related matter (the “Consents”).

The documents referenced in items (1) and (2) above, inclusive, are hereinafter collectively referred to as the “Opinion Documents.” The documents referenced in items (3) and (4) above, inclusive, are hereinafter referred to as the “Organizational Documents.” We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the New Mexico Guarantors, certificates of public officials, certificates of officers or representative of the New Mexico Guarantors and others, and such other documents, certificates and records as we have deemed necessary or appropriate to form the basis for the opinions set forth herein.

For purposes of the opinions expressed below, we have relied, without investigation or independent verification, on each of the following assumptions: (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or scanned copies and the authenticity, completeness and accuracy of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures, (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of the Opinion Documents, respectively, by the New Mexico Guarantors, as the case may be), and (vi) as to factual matters, the truthfulness of the representations and statements included in the Opinion Documents and in the certificates of public officials and officers and representatives of the New Mexico Guarantors.

Western Refining, Inc.

June 14, 2013

Based upon and subject to the foregoing and the qualifications, assumptions and limitations set forth herein, we are of the opinion that:

1. Each of the New Mexico Guarantors is a New Mexico corporation that is validly existing and in good standing under the laws of the State of New Mexico.

2. Each New Mexico Guarantor has the entity power and authority to enter into and perform its obligations under the Note Indenture.

3. The execution, delivery and performance of the Note Indenture has been duly authorized by all necessary entity action on the part of each New Mexico Guarantor.

4. The Note Indenture has been duly executed and delivered by each New Mexico Guarantor.

5. The execution and delivery of the Note Indenture by each of the New Mexico Guarantors, as applicable, does not, and the performance of the Note Indenture by each of the New Mexico Guarantors, as applicable, will not (i) violate the certificate of formation or Bylaws of the respective New Mexico Guarantors, or (ii) violate any applicable New Mexico statute, regulation or law.

We express no opinion as to matters governed by the laws of any jurisdiction other than the laws of the State of New Mexico.

Further Assumptions. In rendering the foregoing opinions, we have relied, without investigation, upon the following additional assumptions:

A. Each New Mexico Guarantor is organized solely under the law of the State of New Mexico.

B. Adequate consideration exists for the Opinion Documents.

C. There has been no mutual mistake of fact or misunderstanding, fraud, duress or undue influence.

D. The Opinion Documents fully and accurately reflect all of the intended agreements between the parties.

We have no actual knowledge that the foregoing assumptions are false. We have no actual knowledge that, under the circumstances, would make our reliance on the foregoing

Western Refining, Inc.

June 14, 2013

assumptions unreasonable. As used herein, the phrase “actual knowledge” means the conscious awareness of facts or other information by the Primary Lawyer and Primary Law Group at Montgomery & Andrews, P.A. without independent investigation. “Primary Lawyer” means: (i) The lawyer at Montgomery & Andrews, P.A. (the “Law Firm”) who signs this Opinion Letter; and (ii) Any lawyer in the Law Firm who has active involvement in negotiating the Opinion Documents, preparing the Opinion Documents or preparing this Opinion Letter. “Primary Law Group” refers to all of the Primary Lawyers when there are more than one.

Qualifications. The foregoing opinions are subject to the following qualifications and limitations:

1. The foregoing opinions are limited to Applicable Laws of the State of New Mexico in effect on the date hereof as they presently apply and include no implied opinions. Except to the extent that the information constitutes a statement, directly or in practical effect, of any legal conclusion at issue, we have relied, without investigation or analysis, upon the information contained in representations made by the parties in the Opinion Documents and on information provided to us by representatives of the New Mexico Guarantors in certificates of officers of the New Mexico Guarantors.

As used herein, “Applicable Laws” means those laws, rules and regulations that, in our experience, are normally applicable to transactions of the type contemplated by the Opinion Documents, without our having made any special investigation as to the applicability of any specific law, rule or regulation, and which are not the subject of a specific opinion herein referring expressly to a particular law or laws; provided that the term “Applicable Laws” does not include:

a. any municipal or other local law, rule or regulation, or any other law, rule or regulation relating to (i) pollution or protection of the environment, (ii) zoning, land use, building or construction codes or guidelines or any other municipal or local laws, (iii) labor, employee rights and benefits, or (iv) occupational safety and health;

b. antitrust laws or other laws regulating competition;

c. antifraud laws;

d. tax laws, rules or regulations;

e. licensing and other laws pertaining to sale and dispensing of alcoholic beverages;

f. United States federal or state securities or blue sky laws, rules or regulations;

Western Refining, Inc.

June 14, 2013

g. bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws;

h. the Federal Power Act, as amended, the Natural Gas Act, as amended, the rules and regulations promulgated under either such act, or any other utility, energy or pipeline regulatory law, rule, or regulation (including, without limitation, any rules or regulations issued, administered or promulgated by the Federal Energy Regulatory Commission);

i. the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder;

j. any law, rule or regulation that may be applicable to any New Mexico Guarantor by virtue of the particular nature of the business conducted by, or the regulatory status of, any New Mexico Guarantor or any of its affiliates;

k. any law, rule or regulation that may be applicable to any New Mexico Guarantor as a result of the involvement of any of the other parties to the Opinion Documents with the transactions contemplated by the Opinion Documents or because of any facts specifically pertaining to any such other parties or because of the legal or regulatory status or the nature of the business of any such other parties; and

l. any interpretation of United States Federal Law by any court or agency (or any division thereof) that does not have explicit jurisdiction over the State of New Mexico.

2. Our opinion in paragraph 1 above is based solely on our review of the Organizational Documents and certificates of good standing issued by the New Mexico Public Regulation Commission as to each of the New Mexico Guarantors.

3. Our opinion in paragraphs 2, 3 and 5(i) above are based solely on our review of the Organizational Documents, the Consents and certificates of officers of the New Mexico Guarantors.

4. Our opinions are subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights of creditors generally, and general principles of equity.

This opinion letter speaks only as of the date hereof, and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

Western Refining, Inc.

June 14, 2013

This opinion letter is furnished to you for your benefit in connection with the filing of the Registration Statement. Notwithstanding the foregoing, the law firm of Davis Polk & Wardwell LLP may rely upon this opinion letter in connection with the opinion letter to be filed by such firm with respect to the Registration Statement. Except as expressly provided in this paragraph, no other party is entitled to rely on this opinion letter.

We hereby consent to the filing of this opinion letter with the Commission in connection with the filing of the Registration Statement referred to above and further consent to the reference to our name under the caption “Validity of Securities” in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission issued thereunder.

Very truly yours,

MONTGOMERY & ANDREWS, P.A.

/s/ Suzanne C. Odom
By: Suzanne C. Odom, Esq.